EXHIBIT 23.1

Consent of Independent Auditors

Terra Tech Corp

Irvine, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-210673) Terra Tech Corp. of our report dated March 31, 2017, except for the last paragraph of Note 2, the last two paragraphs of Note 4, the third paragraph of Note 9 and the penultimate paragraph Note 11 as to which the date is October 27, 2017, relating to the consolidated financial statements, and our report dated March 31, 2017 relating to the effectiveness of Terra Tech Corp.’s internal control over financial reporting, which appear in Amendment No. 2 on Form 10-K/A.

/s/ Macias Gini & O’Connell LLP

Sacramento, California

October 27, 2017